EXHIBIT 99.(J)(1)

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (the “Registration Statement”) of our reports dated February 20, 2003, relating to the financial statements appearing in the December 31, 2002, Annual Reports to Shareholders of PIMCO Variable Insurance Trust which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Accountants” in the Prospectus and under the headings “Independent Accountants” and “Financial Statements” in the Statement of Additional Information.

PricewaterhouseCoopers LLP

Kansas City, Missouri

April 14, 2003